- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                            INFORMATION REQUIRED IN
                                PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the registrant   /X/

     Filed by a party other than the registrant   / /

     Check the appropriate box:

     /X/ Preliminary proxy statement

     / / Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                           WOLVERINE WORLD WIDE, INC.
                (Name of registrant as specified in its charter)
                           WOLVERINE WORLD WIDE, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):


     /X/*$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)


     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3)

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

         (1) Title of each class of securities to which transaction applies:
         (2) Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         (4) Proposed maximum aggregate value of transaction:

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
        (1) Amount previously paid:
        (2) Form, schedule or registration statement no.:
        (3) Filing party:
        (4) Date filed:
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

* Previously paid.

                           WOLVERINE WORLD WIDE, INC.
                           9341 COURTLAND DRIVE, N.E.
                            ROCKFORD, MICHIGAN 49351

                            NOTICE OF ANNUAL MEETING

To the Stockholders:

     The Annual Meeting of Stockholders of Wolverine World Wide, Inc. will be held at the Amway Grand Plaza Hotel, 187 Monroe Avenue, N.W., Grand Rapids, Michigan, on Thursday, April 21, 1994, at 10 a.m. local time, for the following purposes:

     (1) Election of two directors for three-year terms expiring in 1997.

     (2) Consideration and approval of an amendment to the Certificate of Incorporation to increase the amount of authorized capital stock.

     (3) Consideration and approval of the 1994 Directors' Stock Option Plan.

     (4) Consideration and ratification of the Board of Directors' appointment of Ernst & Young as independent auditors for the current fiscal year.

     (5) Transaction of such other business as may properly come before the meeting.

     Stockholders of record at the close of business March 1, 1994, are entitled to notice of and to vote at the meeting or any adjournment thereof.


     A copy of the Annual Report to Stockholders for the year ended January 1, 1994, is being mailed concurrently with this Notice.


                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          [SIG.]

                                          Blake W. Krueger, General Counsel and
                                          Secretary


March 22, 1994


        YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE MEETING,
           PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

                           WOLVERINE WORLD WIDE, INC.
                           9341 COURTLAND DRIVE, N.E.
                            ROCKFORD, MICHIGAN 49351

                         ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 21, 1994

                                PROXY STATEMENT


     This Proxy Statement and the enclosed proxy are being furnished to holders of Common Stock, $1.00 par value, of Wolverine World Wide, Inc. ("Wolverine" or the "Company") on and after March 22, 1994, in connection with the solicitation by the Wolverine Board of Directors of proxies for use at the Annual Meeting of Stockholders to be held on April 21, 1994, and at any adjournment of that meeting. The annual meeting will be held at the Amway Grand Plaza Hotel, 187 Monroe Avenue, N.W., Grand Rapids, Michigan, at 10 a.m. local time.


     The purpose of the annual meeting is to consider and vote upon: (i) the election of two directors for three-year terms expiring in 1997; (ii) approval of an amendment to the Company's Certificate of Incorporation to increase the amount of authorized capital stock; (iii) approval of the 1994 Directors' Stock Option Plan; and (iv) ratification of the appointment of Ernst & Young as independent auditors for the Company for the current fiscal year. If a proxy in the enclosed form is properly executed and returned to Wolverine, the shares represented by the proxy will be voted at the annual meeting and at any adjournment thereof. If a stockholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in this Proxy Statement, for approval of the amendment to the Certificate of Incorporation, for approval of the 1994 Directors' Stock Option Plan, for ratification of the appointment of Ernst & Young as independent auditors for the Company for its current fiscal year, and in accordance with the judgment of the persons named as proxies with respect to any other matter that may properly come before the meeting or any adjournment. For purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, all shares for which a proxy or vote is received, including abstentions and shares represented by a broker vote on any matter, will be counted as present and represented at the meeting.

     A proxy may be revoked at any time before it is exercised by written notice delivered to the Secretary of the Company or by attending and voting at the annual meeting.

                             ELECTION OF DIRECTORS

     In accordance with the recommendation of the Nominating Committee, the Board of Directors has nominated the following two nominees for election as directors for three-year terms expiring at the 1997 annual meeting:

                                Joseph A. Parini
                                  Joan Parker

Mr. Elmer L. Ward, Jr., is not standing for reelection in accordance with the Company's Directors' Retirement Policy. Mr. Ward has served as a director of the Company since 1975 and his dedicated service to the Company during the past 19 years is greatly appreciated. The Company also recognizes and is deeply grateful for the significant contribution that Mr. Ward has made during his service as a director to the Company's growth and prosperity.


     A vote of the stockholders holding a plurality of the shares present in person or represented by proxy and entitled to vote on the election of directors is required to elect directors. For purposes of counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

     Both nominees are presently directors of the Company whose terms will expire at the meeting. The proposed nominees are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Wolverine Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the substitute nominee designated by the Board of Directors. If a substitute nominee is not selected, all proxies will be voted for the remaining nominee. Proxies will not be voted for a greater number of persons than the number of nominees named above.

                  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU
                 VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS

                 AMENDMENT OF THE CERTIFICATE OF INCORPORATION

     The Board of Directors proposes to amend the Fourth Article of the Company's Certificate of Incorporation to increase the Company's authorized capital stock from 15,000,000 shares of common stock, $1.00 par value per share ("Common Stock"), to 25,000,000 shares of Common Stock. The purpose of the amendment is to provide additional shares for possible future issuance.


     As of March 1, 1994, there were 6,858,469 authorized shares of Common Stock issued and outstanding, excluding 781,778 shares of treasury stock. The Board of Directors has approved a three-for-two stock split payable on April 14, 1994, to stockholders of record as of March 21, 1994, which will result in approximately 10,287,703 shares of Common Stock being outstanding after the stock split.


     The Board of Directors believes that it is advisable to have additional authorized shares of Common Stock available for possible future stock splits and dividends, public or private offerings of Common Stock or securities convertible into Common Stock, employee benefit plans, equity-based acquisitions, and other corporate purposes that might be proposed. Authorized but unissued shares of Common Stock, or funds raised in a public or private offering of shares, may be used for acquisition opportunities. Other than the three-for-two stock split referenced above and shares to be issued under the Company's stock plans, the Company does not have any present plans to issue additional shares of Common Stock.

     All of the additional shares resulting from the increase in the Company's authorized Common Stock would be of the same class, with the same dividend, voting and liquidation rights, as the shares of Common Stock presently outstanding. The Company's authorized capital also includes, and will continue to include, 2,000,000 shares of preferred stock, none of which is currently outstanding.

     If the proposed amendment is adopted, the newly authorized shares would be unreserved and available for issuance. No further stockholder authorization would be required prior to the issuance of such shares by the Company. Stockholders have no preemptive rights to acquire shares issued by the Company under its Certificate of Incorporation, and stockholders would not acquire any such rights with respect to such additional shares under the proposed amendment to the Company's Certificate of Incorporation. Under some circumstances, the issuance of additional shares of Common Stock could dilute the voting rights, equity and earnings per share of existing stockholders.

     The first paragraph of the Fourth Article of the Company's Certificate of Incorporation, as amended, would read as follows:

          FOURTH: The total number of shares that the corporation shall have authority to issue and have outstanding is Twenty-seven Million (27,000,000) shares, of which Two Million (2,000,000) shares shall be Preferred Stock, par value One Dollar ($1.00) per share, and Twenty-five Million (25,000,000) shares shall be Common Stock, par value One Dollar ($1.00) per share.

     The affirmative vote of holders of a majority of shares entitled to vote at the annual meeting of stockholders is required to approve the proposed amendment to the Company's Certificate of Incorporation. For the purpose of counting votes on this proposal, abstentions, broker non-votes, and other shares not voted have the same effect as a vote against the proposal. The New York Stock Exchange has advised the Company that this proposal is deemed to be a routine matter. Therefore, shares of Common Stock held by New York Stock Exchange Member Organizations, or their nominees, may be voted without specific instructions from the beneficial owners of such shares.

              YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
                   APPROVAL OF THE AMENDMENT TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION

                 APPROVAL OF 1994 DIRECTORS' STOCK OPTION PLAN


     The Board of Directors believes that stock options, which return no monetary value to a recipient unless the stockholders as a whole benefit from an increase in the Company's stock price, are an especially effective means of aligning the interests of the Company's directors with the interests of its stockholders. Therefore, to attract and retain the services of experienced and knowledgeable non-employee directors, who are not eligible for awards under most of the Company's stock plans, and to provide additional incentive for the Company's non-employee directors to promote the best interests of the Company and its stockholders, on March 10, 1994, the Board of Directors adopted, subject to stockholder approval, the 1994 Directors' Stock Option Plan (the "1994 Directors' Plan"). The 1994 Directors' Plan is intended to supplement the Company's current Directors Stock Option Plan, which was adopted and approved by the stockholders in 1988 (the "1988 Directors' Plan"). Because the 1988 Directors' Plan has limited authorized shares remaining for future options (5,000 pre-split shares, of which 3,500 pre-split shares are scheduled to be issued on April 21, 1994), the Board of Directors believes that the adoption and implementation of the 1994 Directors' Plan, making additional shares available for options to non-employee directors, is now advisable.


     The following is a summary of the principal features of the 1994 Directors' Plan. The summary is qualified in its entirety by reference to the terms of the 1994 Directors' Plan as set forth in the Appendix to this Proxy Statement.


     The 1994 Directors' Plan provides that a maximum of 80,000 shares of the Company's Common Stock (subject to certain antidilution adjustments) would be available for stock option grants. The amount of shares available for grants would automatically increase to 120,000 shares as a result of the recent three-for-two stock split declared by the Board of Directors. The stock options granted under the 1994 Directors' Plan would be non-qualified stock options. Only directors of the Company who are not also employees of the Company or any of its subsidiaries ("Non-Employee Directors") would be eligible to participate in the 1994 Directors' Plan. On April 21, 1994, the date of the 1994 annual meeting of stockholders, there would be seven Non-Employee Directors who would become participants in the 1994 Directors' Plan upon approval of the 1994 Directors' Plan by the stockholders. Additional individuals may become Non-Employee Directors in the future and may thereafter participate in the 1994 Directors' Plan. The 1994 Directors' Plan would not be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and would not be subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     The 1994 Directors' Plan would be administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee would interpret the provisions of the 1994 Directors' Plan and supervise its administration. However, because stock options would be granted automatically each year and the term, exercise price, number of options to be granted, and other material features of the stock options would be fixed in accordance with the 1994 Directors' Plan, the Committee would exercise limited discretion with respect to stock option grants under the 1994 Directors' Plan.


     The 1994 Directors' Plan provides that an option to purchase 750 shares (1,125 post-split shares) of the Company's Common Stock would be automatically granted on April 21, 1994, and on the date of each succeeding annual meeting of the Company's stockholders to each person who is a Non-Employee Director at the close of each annual meeting. In addition, each Non-Employee Director would receive on the date of his or her initial election or appointment a stock option to purchase 3,000 shares (4,500 post-split shares) of the Company's Common Stock. The number of shares awarded pursuant to automatic grants, along with the exercise prices, would be subject to adjustment in the event of a stock split, stock dividend, merger or any other similar change in the corporate structure or shares of the Company. The grants made pursuant to the 1994 Directors' Plan on April 21, 1994, would be reduced by the number of shares granted on the same date pursuant to the 1988 Directors' Plan.



     The Committee would set forth the terms of individual grants of stock options in stock option agreements containing such terms and conditions, consistent with the provisions of the 1994 Directors' Plan, as the Committee deems appropriate. The Company would receive no consideration upon the grant of stock options. The option price per share would be 100% of the "market value" of the Common Stock on the date of grant. "Market value" is defined as the mean of the highest and lowest sale prices of shares on the New York Stock Exchange on the grant date or, if the New York Stock Exchange is closed on the grant date, the last preceding date on which the New York Stock Exchange was open for trading and on which shares of Common Stock were traded. On March 1, 1994, the market value of the Company's Common Stock was $34.4375 per share.


     When exercising all or a portion of a stock option, a participant could pay with cash, shares of Common Stock, or other consideration substantially equal to cash. If shares are used to pay the exercise price, a participant may use the value of shares received upon exercise for further exercises in a single transaction, permitting a participant to fully exercise an option with a relatively small initial cash or stock payment. If appropriate arrangements are made by the Company with a broker or other similar institution, payment for the shares may be made by a properly executed exercise notice directing delivery of shares to the broker, together with irrevocable instructions to the broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price.


     The term of each stock option would not exceed 10 years from the grant date. Options generally would be exercisable for limited periods of time in the event an option holder retired, died, became disabled or otherwise ceased to be a director of the Company. Stock options granted to participants under the 1994 Directors' Plan generally could not be transferred except by will or by the laws of descent and distribution. There would be no specified limit on the number of options that could be granted to any individual participant under the 1994 Directors' Plan, except that a new Non-Employee Director would be granted an initial option for 3,000 shares (4,500 post-split shares) and each continuing Non-Employee Director would be limited to an annual grant of 750 shares (1,125 post-split shares).



     Because the number of Non-Employee Directors and the market value of the Common Stock on the date of each annual meeting cannot presently be determined, the benefits or amounts that will be received by the Non-Employee Directors under the 1994 Directors' Plan also are not determinable. However, if the 1994 Directors' Plan had been in effect for the fiscal year ended January 1, 1994, and assuming that there were no shares available under the 1988 Directors' Plan, the benefits under the 1994 Directors' Plan would have been as follows:

                               NEW PLAN BENEFITS


                       1994 DIRECTORS' STOCK OPTION PLAN


                                                  DOLLAR VALUE AT        NUMBER OF SECURITIES
                        GROUP                     MARCH 1, 1994(1)        UNDERLYING OPTIONS
        --------------------------------------    ----------------       --------------------
        Non-Executive Director Group
          (8 persons)                                 $206,625                   6,000(2)
        All Others                                        0                          0


- -------------------------


(1) The dollar value of a stock option is determined by calculating the spread between the exercise price of the option and the current value of the Company's Common Stock. In this table, the dollar value is calculated as the difference between the market value of the Common Stock on April 27, 1993 (the date of the 1993 Annual Meeting of Stockholders) and the market value as of March 1, 1994.



(2) Includes stock options to purchase 750 shares of Common Stock for each of the eight persons who served as Non-Employee Directors during the fiscal year that ended January 1, 1994.



     Under current federal income tax laws, neither the Company nor the Non-Employee Directors would recognize any income or deduction at the time a stock option was granted. When a Non-Employee Director exercised a stock option granted under the 1994 Directors' Plan, he or she would recognize self-employment income in the year of exercise equal to the difference between the stock option price and the fair market value of the shares acquired on the date of exercise. The Company would receive a corresponding deduction of this amount for federal income tax purposes. The optionee's tax basis in the shares acquired would be increased by the amount of self-employment income recognized. Sale of the stock after exercise would result in recognition of short-or long-term capital gain or loss.


     The Board of Directors could from time to time amend the 1994 Directors' Plan as it deemed proper and in the best interests of the Company, except that the 1994 Directors' Plan could not be amended more than once every six months other than to comply with changes in the Code, ERISA, or the rules thereunder. In addition, without stockholder approval, no amendment could become effective that would materially increase either the benefits to Non-Employee Directors or the number of shares that could be issued under the 1994 Directors' Plan, modify eligibility requirements, or require stockholder approval pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the rules of the New York Stock Exchange or any other exchange upon which the Company's Common Stock is traded. No termination, amendment or modification could become effective with respect to any outstanding stock option without the prior written consent of the Non-Employee Director holding the stock option unless such termination, amendment or modification operated solely to the benefit of the Non-Employee Director.


     When the three-for-two stock split becomes effective and is paid, the number of shares that would be available for stock option grants under the 1994 Directors' Plan would increase to 120,000, initial option grants to a new Non-Employee Director would increase to 4,500 shares, and annual option grants would increase to 1,125 shares per Non-Employee Director under the anti-dilution provisions of the 1994 Directors' Plan.


     Subject to stockholder approval, the 1994 Directors' Plan would take effect on April 21, 1994, and, unless terminated earlier by the Board of Directors, the 1994 Directors' Plan would terminate on April 20, 2004. No stock option could be granted under the 1994 Directors' Plan after that date.

     The Company intends to register shares covered by the 1994 Directors' Plan under the Securities Act of 1933 before any stock options may be exercised and to file a listing application to cover the shares with the New York Stock Exchange.

     A simple vote of the stockholders holding a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required to approve the adoption of the 1994 Directors' Plan. For purposes of counting votes on this proposal, abstentions will be counted as voted against the proposal. Broker non-votes will not be counted as voted on the proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted. The New York Stock Exchange has advised the Company that this proposal is deemed to be a routine matter. Therefore, shares of Common Stock held by New York Stock Exchange Member Organizations, or their nominees, may be voted without specific instructions from the beneficial owners of such shares.

              YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
               APPROVAL OF THE 1994 DIRECTORS' STOCK OPTION PLAN

                               VOTING SECURITIES


     Holders of record of Common Stock at the close of business on March 1, 1994, will be entitled to vote at the annual meeting and any adjournment of the meeting. As of March 1, 1994, there were 6,858,469 shares of Common Stock outstanding (excluding 781,778 shares of treasury stock), each having one vote on each matter presented for stockholder action. Shares cannot be voted unless the stockholder is present at the meeting or represented by proxy.


                           OWNERSHIP OF COMMON STOCK

     The following table sets forth information as to each entity known to the Company to have been the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock as of March 1, 1994:


                                                              AMOUNT AND NATURE OF
                                                              BENEFICIAL OWNERSHIP
                                                       ----------------------------------
                                                         SOLE VOTING       SHARED VOTING
                  NAME AND ADDRESS                     AND DISPOSITIVE     OR DISPOSITIVE     PERCENT
                 OF BENEFICIAL OWNER                        POWER              POWER          OF CLASS
- -----------------------------------------------------  ---------------     --------------     --------
Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401(1)                          369,100               --             5.4%
The Kaufmann Fund, Inc.
17 Battery Place, Suite 2624
New York, New York 10004(2)                                400,000               --             5.8%


- -------------------------

(1) Based on information set forth in Schedule 13G, originally filed with the Securities and Exchange Commission on February 16, 1988, and amended by filings dated February 10, 1989, January 9, 1990, February 10, 1993, and February 9, 1994. The Schedule 13G indicates that Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of all 369,100 shares. All such shares are held in portfolios of Dimensional's advisory clients or by DFA Investment Dimensions Group Inc. or The Investment Trust Company, both registered open-end management investment companies.


(2) Based on information set forth on Schedule 13G filed with the Securities and Exchange Commission on February 18, 1994. The Schedule 13G indicates that The Kaufmann Fund, Inc. is a registered investment company.

                       SECURITIES OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned as of March 1, 1994, by each of Wolverine's directors and nominees for director, each of the named executive officers, and all of Wolverine's directors and executive officers as a group:


                                          AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                -----------------------------------------------------------------
                                                                                        TOTAL
            NAME OF                SOLE VOTING AND          SHARED VOTING OR         BENEFICIAL        PERCENT
        BENEFICIAL OWNER        DISPOSITIVE POWER(2)      DISPOSITIVE POWER(3)      OWNERSHIP(2)      OF CLASS
   ----------------------      ----------------------     ---------------------     -------------     ---------
George A. Andrews                        36,451                   10,495                 46,946             *
Geoffrey B. Bloom                        95,656                       --                 95,656           1.3%
Daniel T. Carroll                         6,500                       --                  6,500             *
Steven M. Duffy                           9,226                       --                  9,226             *
Thomas D. Gleason                       174,120                      148                174,268           2.5%
David T. Kollat                           3,500                       --                  3,500             *
Phillip D. Matthews                       8,500                    5,000                 13,500             *
David P. Mehney                           7,500                       --                  7,500             *
Charles F. Morgo                         15,478                       --                 15,478             *
Stuart J. Northrop                        4,800                       --                  4,800             *
Timothy J. O'Donovan                     51,000                       --                 51,000             *
Peter D. Panter                          20,790                       --                 20,790             *
Joseph A. Parini                            500                    6,100                  6,600             *
Joan Parker                               5,700                       --                  5,700             *
Elmer L. Ward, Jr.                          600                       --                    600             *
All directors and executive
  officers as a group                   490,211                   22,593                512,804           7.2%

- -------------------------
 *  Less than 1%.

(1) The numbers of shares stated are based on information provided by each person listed and include shares personally owned of record by the person and shares which, under applicable regulations, are deemed to be otherwise beneficially owned by the person.

(2) These numbers include shares that may be acquired through the exercise of stock options granted under the 1988 Directors' Plan, the Stock Option Plan of 1979, the 1984 Executive Incentive Stock Purchase Plan, the 1988 Stock Option Plan and the 1993 Stock Incentive Plan within 60 days after March 1, 1994. The number of shares subject to stock options for each listed person is shown below:


                    Mr. Andrews                                     24,551
                    Mr. Bloom                                       61,950
                    Mr. Carroll                                      5,000
                    Mr. Duffy                                        3,976
                    Mr. Gleason                                     81,700
                    Mr. Kollat                                       3,500
                    Mr. Matthews                                     8,500
                    Mr. Mehney                                       5,500
                    Mr. Morgo                                        9,188
                    Mr. Northrop                                     4,000
                    Mr. O'Donovan                                   18,450
                    Mr. Panter                                          --
                    Mr. Parini                                         500
                    Ms. Parker                                       5,500
                    Mr. Ward                                           500
                    All directors and executive
                      officers as a group                          251,840


(3) These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have substantial influence by reason of relationship.

                               BOARD OF DIRECTORS

     The Company's Board of Directors currently consists of eleven directors, two of whom are standing for reelection. Mr. Ward is not standing for reelection in accordance with the Company's Directors' Retirement Policy. Wolverine's Amended and Restated By-Laws provide that the Board of Directors shall be divided into three classes, with each class to be as nearly equal in number as possible. Each class of directors serves a term of office of three years, with the term of one class expiring at the annual meeting of stockholders in each successive year.

     Biographical information as of January 1, 1994, is presented below for each person who either is nominated for election as a director at the annual meeting of stockholders or is continuing as an incumbent director. Except as indicated, all have had the same principal positions and employment for over five years.

                NOMINEES FOR ELECTION TO TERMS EXPIRING IN 1997

     JOSEPH A. PARINI (age 62) has been a director since 1987. He is President and Chief Executive Officer of Elbit Systems, Inc., which designs, manufactures and markets infrared instrumentation, electronics for telecommunications, and defense products. Formerly, Mr. Parini was President and Chief Executive Officer of Rospatch Corporation (now Ameriwood International, Inc.), a manufacturer of wood products. Mr. Parini is also a director of Foremost Corporation of America.

     JOAN PARKER (age 58) has been a director since 1981. Ms. Parker is Senior Vice President and Managing Director of Ayer Public Relations, a division of
N. W. Ayer, Inc., an international advertising firm.

                 INCUMBENT DIRECTORS -- TERMS EXPIRING IN 1996

     DANIEL T. CARROLL (age 67) has been a director since 1979. Mr. Carroll is Chairman of the Board and President of The Carroll Group, Inc., a management consulting firm. Mr. Carroll is also a director of American Woodmark Corp.; A.M. Castle & Co.; Aon Corporation; Comshare, Inc.; Diebold, Incorporated; Michigan National Corporation; Woodhead Industries, Inc.; UDC Homes, Inc.; DeSoto, Inc.; and Oshkosh Truck Corporation.

     THOMAS D. GLEASON (age 57) has been a director since 1970. Mr. Gleason is Vice Chairman and an officer of the Board of Directors of the Company. Formerly, Mr. Gleason was Chairman of the Board and Chief Executive Officer of the Company. Mr. Gleason is also a director of Foremost Corporation of America and Huffy Corporation.

     PHILLIP D. MATTHEWS (age 55) has been a director since 1981. Mr. Matthews is Chairman of the Board and Chairman of the Executive Committee of the Company, Chairman of Reliable Company, a coin-operated laundry equipment company servicing the multi-unit housing industry, and a director and consultant of Bell Sports Corp., a manufacturer and marketer of bicycle helmets and accessories. Formerly, Mr. Matthews was Chairman, Chief Executive Officer and owner of Bell Helmets, Inc., a predecessor of Bell Sports Corp.

     STUART J. NORTHROP (age 68) has been a director since 1990. Mr. Northrop is Vice Chairman of the Board and Chairman of the Executive Committee of Huffy Corporation, a manufacturer and distributor of sports equipment. Formerly, Mr. Northrop was Chairman of the Board of Huffy Corporation. Mr. Northrop is also a director of Huffy Corporation; Lukens, Inc.; Power Spectra; and Union Corp.

                 INCUMBENT DIRECTORS -- TERMS EXPIRING IN 1995

     GEOFFREY B. BLOOM (age 52) has been a director since 1987. Mr. Bloom is President and Chief Executive Officer of the Company. Formerly, Mr. Bloom was Chief Operating Officer of the Company.

     DAVID T. KOLLAT (age 55) has been a director since 1992. Mr. Kollat is President and Chairman of 22, Inc., a company specializing in research and consulting for retailers and consumer goods manufacturers. Mr. Kollat is also a director of The Limited, Inc.; The Limited Stores, Inc.; Cooker Restaurant Corporation; and Consolidated Stores.

     DAVID P. MEHNEY (age 54) has been a director since 1977. Mr. Mehney is President of The KMW Group, Inc., a distributor of medical and marine products.

     TIMOTHY J. O'DONOVAN (age 48) has been a director since 1993. Mr. O'Donovan is Executive Vice President of the Company.

                         BOARD COMMITTEES AND MEETINGS

     The Company's Board of Directors has four standing committees: the Audit Committee, the Nominating Committee, the Compensation Committee and the Executive Committee.

          Audit Committee. The Audit Committee recommends to the Board of Directors the selection of independent accountants; approves the nature and scope of services to be performed by the independent accountants and reviews the range of fees for such services; confers with the independent accountants and reviews the results of the annual audit; reviews with the independent accountants the Company's internal auditing, accounting and financial controls; and reviews policies and practices regarding compliance with laws and conflicts of interest. Messrs. Kollat, Northrop and Parini and Ms. Parker currently serve on the Audit Committee. Mr. Parini is Chairman of the Audit Committee. During 1993, the Audit Committee held four meetings.

          Nominating Committee. The Nominating Committee is responsible for recommending to the Board of Directors suitable candidates for nomination for positions on the Board of Directors and committees of the Board of Directors. The Nominating Committee also recommends the officers of the Company for appointment by the Board of Directors. Messrs. Gleason, Kollat, Matthews and Mehney currently serve on the Nominating Committee. Mr. Mehney is Chairman of the Nominating Committee. During 1993, the Nominating Committee held three meetings. The Nominating Committee will consider nominees for election to the Board of Directors submitted by stockholders. The Amended and Restated By-Laws of the Company provide that nominations for the election of directors may be made by a stockholder entitled to vote for the election of directors if, and only if, the stockholder submits advance notice of the proposed nomination and such notice is received by the Secretary of the Company not less than 50 nor more than 75 days prior to the annual meeting. However, if fewer than 65 days notice of such meeting or prior public disclosure is given to stockholders, the notice of the proposed nomination must be received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice submitted by a stockholder must set forth the name, age, business address, residence address, principal occupation and employment of, the class and number of shares of the Company's stock beneficially owned by, and any other information concerning each nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee under the Exchange Act and, as to the stockholder giving the notice, the name, record address and the class and number of shares of the Company's stock beneficially owned by such stockholder. If the Chairman of the meeting determines that a nomination was not made in accordance with these procedures, he or she shall so declare to the meeting and the nomination shall be disregarded.

          Compensation Committee. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors the timing and amount of compensation for the Chief Executive Officer and other key employees, including salaries, bonuses and other benefits. The Compensation Committee also is responsible for administering the Company's stock option and other equity-based incentive plans, recommending retainer and attendance fees for Non-Employee Directors, reviewing compensation plans and awards as they relate to the Chief Executive Officer and other key employees, and administering the Company's pension plans and 401(k) savings plan. Messrs. Carroll, Mehney, Parini and Ward and Ms. Parker currently serve on the Compensation Committee. Mr. Carroll is Chairman of the Compensation Committee. During 1993, the Compensation Committee held six meetings.

          Executive Committee. The Executive Committee is responsible for and may exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company except to the extent that delegation is prohibited by law. The Executive Committee may consider or act upon matters requiring Board action during periods between Board meetings. Messrs. Bloom, Carroll, Gleason, Matthews, Northrop and Ward currently serve on the Executive Committee. Mr. Matthews is Chairman of the Executive Committee. During 1993, the Executive Committee held three meetings.

     During the Company's last fiscal year, the Board of Directors held six regular meetings. Each of the directors attended 75% or more of the aggregate of
(i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served.

                           COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive an $8,000 annual retainer fee plus compensation in accordance with the following schedule: $1,000 for attendance at each regular meeting of the Board of Directors; $900 for attendance at each Executive Committee meeting when such committee functions in place of the Board; $500 for attendance at each special meeting of the Board of Directors; and $250 for attendance at each committee meeting. In addition, the chairman of each of the Audit, Compensation and Nominating Committees receives annual fees of $2,000.


     Under the 1988 Directors' Plan, each Non-Employee Director serving on the Board of Directors on May 4, 1988, was granted an option to purchase 3,000 shares of Common Stock. After that date, each Non-Employee Director has been granted an additional option to purchase 500 shares on May 20 of each year. Beginning in 1994, and until there are no longer shares available for issuance under the 1988 Directors' Plan, each Non-Employee Director will receive his or her annual grant of 500 shares on the date of the annual meeting of stockholders. Under the 1988 Directors' Plan, each new Non-Employee Director will be granted an option to purchase 3,000 shares on the date of his or her initial appointment or election as a director and an option to purchase 500 shares on the date of each annual meeting of stockholders succeeding his or her appointment or election. The per share exercise price of options granted under the 1988 Directors' Plan is 100% of the market value of Common Stock on the date each option is granted. The term of each option may not exceed 10 years. Options to purchase a maximum of 50,000 shares may be granted under the 1988 Directors' Plan.



     The Board of Directors has adopted, subject to stockholder approval, the 1994 Directors' Plan. The 1994 Directors' Plan is intended to supplement the 1988 Directors' Plan, which will have only 1,500 shares (2,250 post-split shares) remaining for option grants after April 21, 1994. Options would be granted under the 1994 Directors' Plan in amounts and on terms substantially identical to those set forth in the 1988 Directors' Plan, except that annual grants under the 1994 Directors' Plan would be for 750 shares (1,125 post-split shares) rather than 500 shares (750 post-split shares) under the 1988 Directors' Plan. If approved by the stockholders, options would be granted under the 1994 Directors' Plan on April 21, 1994, but the options granted on that date would be reduced by the number of shares granted on the same date pursuant to the 1988 Directors' Plan. Options to purchase a maximum of 80,000 shares (120,000 post-split shares) of Common Stock may be granted under the 1994 Directors' Plan.

     In 1990, the Company adopted a Director Retirement Plan. Under this plan, each Non-Employee Director who has served on the Board of Directors a minimum of five years will receive an annual benefit after the later of attaining age 65 or termination of service as a director. The benefit received will depend upon the number of each director's years of service, but may not exceed a maximum of 80% of the director's final annual retainer. Directors are also entitled to receive an actuarially reduced benefit if they would like payments of such benefits to begin after retirement or termination of service as a director, but before attaining age 65. The annual benefit is payable to each director for the shorter of 10 years or the number of years the director served on the Board.


     In consideration of their efforts and additional service in connection with the management transition process in 1993, including the search to identify, interview and employ a new Chief Executive Officer for the Company, the Board of Directors determined that directors participating in the search process would receive additional compensation at the rate of $1,000 per day plus expenses. Under these arrangements during 1993, Mr. Carroll received $1,500 as compensation and no reimbursement for expenses, Mr. Matthews received $1,000 as compensation and reimbursements totaling $3,155 for his expenses, Mr. Ward received $1,000 as compensation and no reimbursement for expenses, Mr. Northrop received $500 as compensation and no reimbursement for expenses, and Ms. Parker received $500 as compensation and reimbursements totaling $253 for her expenses.



     On April 27, 1993, Mr. Matthews was elected to serve as Chairman of the Board of Directors of the Company. In connection with his election, the Company entered into a supplemental director's fee agreement with Mr. Matthews (the "Fee Agreement"). Under the Fee Agreement, Mr. Matthews agreed to serve as Chairman of the Board (as an officer of the Board and not as an executive officer of the Company) for a term of one year. The Fee Agreement automatically renews each year for an additional one year term unless and until the Company delivers to Mr. Matthews a notice of non-renewal. Under the Fee Agreement, the Company agreed to pay to Mr. Matthews an annual supplemental director's fee of $100,000 in addition to any standard retainer and Board meeting fees (but not committee meeting fees) to which all Non-Employee Directors may be entitled. The Company also agreed to reimburse Mr. Matthews for his actual expenses incurred in connection with the performance of his duties, not to exceed $15,000 annually. The Company also granted to Mr. Matthews an option to purchase 3,000 shares of Common Stock with an exercise price equal to the market price of Common Stock on the grant date. The Fee Agreement may be terminated by the Company or Mr. Matthews. If the Fee Agreement is terminated by the Company other than for Cause (as defined in the Fee Agreement), compensation under the Fee Agreement would continue until the end of the term of the Fee Agreement. If the Fee Agreement is not renewed by the Company following a Change in Control (as defined in the Fee Agreement), Mr. Matthews will receive a lump sum payment of $50,000 in addition to the compensation discussed above prorated through the date he receives such lump sum payment. Upon any termination of the Fee Agreement, Mr. Matthews shall again be entitled to receive the standard retainer and fees for Board and committee meeting attendance paid to all other Non-Employee Directors.


     Directors who are also employees of the Company receive no annual retainer and are not compensated for attendance at Board or committee meetings.

                         STOCK PRICE PERFORMANCE GRAPH


     The following graph compares the cumulative total stockholder return on Wolverine Common Stock to the Standard & Poor's 500 Stock Index and an index of peer companies that produce non-athletic footwear, assuming an investment of $100.00 at the beginning of the period indicated. The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The index of peer companies was constructed by the Company and includes J. Baker, Inc.; R.G. Barry; Brown Group, Inc.; Candies, Inc.(1); Genesco, Inc.; Daniel Green; Interco, Inc.(2); Justin Industries; Penobscot Shoe; Sam & Libby, Inc.; Stride Rite Corporation; U.S. Shoe Corp.; Wellco Enterprises; and Weyco Group, Inc. In constructing the peer index, the return of each component company was weighted according to its respective stock market capitalization at the beginning of the period indicated. Cumulative total stockholder return is measured by dividing (i) the sum of: (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment; and (b) the difference between the share price at the end and the beginning of the measurement period, by (ii) the share price at the beginning of the measurement period.

                       COMPARISON OF FIVE YEAR CUMULATIVE
                            TOTAL STOCKHOLDER RETURN

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)          WOLVERINE       S & P 500      PEER INDEX
1988                                       100             100             100
1989                                    104.78          131.69          116.31
1990                                     78.11          127.60           82.06
1991                                    109.26          166.47          128.49
1992                                    147.25          179.15          134.04
1993                                    297.82          197.21          133.28

- ---------------

    1 On February 23, 1993, Millfield Trading Co. changed its name to Candies, Inc. Millfield Trading Co. was included in the peer group used to compare cumulative total stockholder return in the Company's 1993 Proxy Statement.

    2 Interco, Inc. filed a petition for relief under Chapter 11 of the United States Bankruptcy Code on January 24, 1991. As part of the bankruptcy reorganization, all outstanding capital stock of Interco, Inc. was canceled on June 26, 1992, and the company was completely recapitalized with new stock issued to the creditors of Interco, Inc. Interco, Inc. is accounted for in the stock performance graph as a new company effective in 1992.

     The dollar values for total stockholder return plotted in the graph above are shown in the table below:

                                      WOLVERINE      S & P 500     PEER INDEX
                                      ---------      ---------     ----------
                        1988           $ 100.00       $100.00       $ 100.00
                        1989             104.78        131.69         116.31
                        1990              78.11        127.60          82.06
                        1991             109.26        166.47         128.49
                        1992             147.25        179.15         134.04
                        1993             297.82        197.21         133.28

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

     The following Summary Compensation Table shows certain information concerning the compensation during each of the three fiscal years in the period ended January 1, 1994 of each individual who served as Chief Executive Officer of the Company during the last completed fiscal year, and each of Wolverine's five most highly compensated executive officers who served in positions other than Chief Executive Officer at the end of or during the last completed fiscal year:

                           SUMMARY COMPENSATION TABLE


                                                                         LONG-TERM
                                                                    COMPENSATION AWARDS
                                                                 -------------------------
                                                                               SECURITIES
                                                ANNUAL                         UNDERLYING
                                             COMPENSATION        RESTRICTED      OPTIONS
            NAME AND                     --------------------      STOCK         (NO. OF        ALL OTHER
       PRINCIPAL POSITION        YEAR     SALARY      BONUS      AWARDS(1)       SHARES)     COMPENSATION(2)
- -------------------------------- ----    --------    --------    ----------    -----------  -----------------
Geoffrey B. Bloom                1993    $320,769    $276,449     $ 90,000        15,000        $ 127,248(3)
President, Chief Executive       1992     287,901           0       46,200        24,000            6,242
Officer and Director             1991     256,923      64,228       38,700        13,500
Thomas D. Gleason                1993    $346,000    $ 50,000           --            --        $  11,682
Vice Chairman of the             1992     339,231           0           --        30,000          193,820(4)
Board (former Chief              1991     319,077      90,656     $ 58,500        20,000
Executive Officer)
George A. Andrews                1993    $168,452    $ 98,739     $ 22,500         3,750        $   7,299
Senior Vice President of         1992     161,808           0       26,400         6,500            3,773
Finance and Administration       1991     154,039      36,194       22,500         7,500
Steven M. Duffy                  1993    $135,255    $ 87,954     $ 22,500         3,750        $   5,511
Vice President                   1992     117,609      29,158       16,500         2,400            1,570
                                 1991      82,718      22,960       18,000         3,500
Charles F. Morgo                 1993    $189,059    $105,875     $ 22,813         3,750        $   4,137
Senior Executive Vice            1992     182,742      41,528       11,000         3,000              657
President                        1991     177,019      30,491       13,500         4,000
Timothy J. O'Donovan             1993    $173,128    $114,132     $ 36,000         6,000        $   7,026
Executive Vice President         1992     154,231      35,350       16,500         5,000            3,040
and Director                     1991     142,692      35,797       13,500         5,000
Peter D. Panter                  1993    $196,704    $ 87,666           --            --        $   8,290
Senior Vice                      1992     168,839       9,057     $ 16,500         6,000            4,781
President (retired)              1991     158,600      34,715       13,500         5,000


- ------------------------

(1) The values of restricted stock awards reported in this column are calculated using the closing market price of Common Stock on the date of grant. As of the end of Wolverine's 1993 fiscal year, each of the named executive officers held shares of restricted stock. Dividends will be paid on shares of restricted stock at the same rate dividends are paid on Common Stock. The number of shares of restricted stock held by each named individual and the aggregate value of those shares (as represented by the closing price of Common Stock on December 30, 1993), without giving effect to the diminution of value attributable to the restrictions on such stock, are set forth below:

                     NUMBER       AGGREGATE
                    OF SHARES       VALUE
                    ---------     ---------
Mr. Bloom             17,723      $518,967
Mr. Gleason           13,039       378,131
Mr. Andrews            8,275       241,225
Mr. Duffy              5,125       149,875
Mr. Morgo              5,395       157,705
Mr. O'Donovan          6,792       198,968
Mr. Panter             4,790       138,910


(2) Except for additional amounts separately noted for Mr. Bloom and Mr. Gleason, the compensation listed in this column for 1993 consisted of: (i) Company contributions to the accounts of the named executive officers under Wolverine's 401(k) Savings Plan as follows: $4,137 for Mr. Bloom; $4,137 for Mr. Gleason; $4,137 for Mr. Andrews; $3,876 for Mr. Duffy; $4,137 for Mr. Morgo; $4,137 for Mr. O'Donovan; and $4,137 for Mr. Panter; and (ii) payments made by Wolverine for the premiums on certain life insurance policies as follows: $5,203 for Mr. Bloom; $7,545 for Mr. Gleason; $3,162 for Mr. Andrews; $1,635 for Mr. Duffy; $2,889 for Mr. O'Donovan; and $4,153 for Mr. Panter. No payments of insurance premiums were made on behalf of Mr. Morgo.



(3) As stipulated in Mr. Bloom's amended and restated employment agreement, the Company forgave one-half of the principal balance ($105,465) of a loan made to Mr. Bloom to permit him to purchase shares of Common Stock, plus all accrued but unpaid interest ($12,443) associated with the principal balance forgiven. See the discussion of Mr. Bloom's amended and restated employment agreement on page 18 of this Proxy Statement.



(4) Other compensation for Mr. Gleason during 1992 consisted primarily of the transfer of an insurance policy (valued at $124,960) and the related reimbursement for the payment of taxes due to the transfer ($47,710). See the discussion of the agreement with Mr. Gleason pursuant to which the policy was transferred on page 19 of this Proxy Statement.


STOCK OPTIONS

     The Company's stock option plans are administered by the Compensation Committee of the Board of Directors which has authority to determine the individuals to whom and the terms upon which options shall be granted, the number of shares to be subject to each option and the form of consideration that may be paid upon the exercise of an option.

     The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the fiscal year ended January 1, 1994:

                       OPTION GRANTS IN LAST FISCAL YEAR


                            INDIVIDUAL GRANTS
- --------------------------------------------------------------------------

                                      PERCENT OF                                  POTENTIAL REALIZABLE
                        NUMBER OF       TOTAL                                       VALUE AT ASSUMED
                        SECURITIES     OPTIONS                                         ANNUAL RATES
                        UNDERLYING   GRANTED TO                               OF STOCK PRICE APPRECIATION
                         OPTIONS      EMPLOYEES    EXERCISE                         FOR OPTION TERM
                         GRANTED      IN FISCAL      PRICE      EXPIRATION    ---------------------------
        NAME               (1)          YEAR       ($/SHARE)       DATE       0%        5%         10%
- ---------------------   ----------    ---------    ---------    ----------    ---    --------    --------
Geoffrey B. Bloom         15,000          15%       $ 18.00       4/26/03     $0     $169,860    $430,493
Thomas D. Gleason             --          --             --            --     --           --          --
George A. Andrews          3,750           4          18.00       4/26/03      0       42,465     107,623
Steven M. Duffy            3,750           4          18.00       4/26/03      0       42,465     107,623
Charles F. Morgo           3,750           4          18.25       5/02/03      0       43,055     109,118
Timothy J. O'Donovan       6,000           6          18.00       4/26/03      0       67,944     172,197
Peter D. Panter               --          --             --            --     --           --          --


- ---------------

(1) All options granted during 1993 are exercisable with respect to 25% of the shares on the date of grant, and become exercisable in cumulative 25% installments on each anniversary date thereafter with full vesting occurring on the third anniversary date. Vesting may be accelerated in certain events relating to a change in the control of the Company. All options were granted for a term of ten years. Options terminate, with certain limited exercise provisions, in the event of death, retirement or other termination of employment. The per share exercise price of each option is equal to the market value of Common Stock on the date of grant. All options permit the option price to be paid by delivery of cash or, with the consent of the Compensation Committee, shares of the Company's Common Stock.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                                 NUMBER OF                          VALUE OF
                              NUMBER                       SECURITIES UNDERLYING                  UNEXERCISED
                                OF                              UNEXERCISED                       IN-THE-MONEY
                              SHARES                             OPTIONS AT                        OPTIONS AT
                             ACQUIRED                         FISCAL YEAR-END                   FISCAL YEAR-END
                                ON          VALUE      ------------------------------    ------------------------------
          NAME               EXERCISE     REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- -------------------------   ----------    ---------    ------------    --------------    ------------    --------------
Geoffrey B. Bloom              1,850      $  44,053       51,325           26,625         $ 1,016,938       $431,125
Thomas D. Gleason                 --             --       69,200           20,000           1,433,000        400,000
George A. Andrews              1,000         20,000       20,113            7,937             402,350        130,963
Steven M. Duffy                2,075         17,763        1,563            4,887              24,537         73,294
Charles F. Morgo               6,000         54,563        7,438            5,312             133,584         80,604
Timothy J. O'Donovan           1,700         30,706       17,450            8,250             336,625        124,938
Peter D. Panter               17,000        331,438        6,000               --             117,313             --


     The Company's employee loan program provides that an employee may borrow from the Company up to 95% of the option price to exercise options acquired under the Company's stock option plans. Such loans bear interest at a rate equal to the greater of 6 1/2% per annum or the interest rate imputed by the United States Internal Revenue Service with interest payable quarterly. Principal is payable quarterly at the rate of 15% per annum, commencing five years after the date on which the option to which the loan relates is exercised. All loans are secured by a pledge of the Common Stock obtained upon exercise of the applicable option. Outstanding loan balances as of March 1, 1994 and, if higher, the maximum amount outstanding since January 2, 1993 (indicated in parentheses) for each executive officer of the Company were as follows: Mr. Bloom, $105,465 ($210,930); Mr. Gleason, $106,813; Mr. Andrews, $41,013; and Mr. O'Donovan,
$100,328 ($101,038). Mr. Duffy, Mr. Morgo and Mr. Panter had no outstanding loan balances since January 2, 1993.

LONG-TERM INCENTIVE AWARDS

     The Company has established the Executive Long-Term Incentive Plan (1993-1995) pursuant to which the Company may award cash to plan participants conditioned upon the attainment of certain corporate performance goals over a three-year performance period.

     The following table sets forth certain information concerning awards of long-term incentive compensation to the named individuals during the last fiscal year:

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR


                                                 PERFORMANCE
                                                  OR OTHER            ESTIMATED FUTURE PAYOUTS
                                                   PERIOD            UNDER NON-STOCK-PRICE-BASED
                           NUMBER OF SHARES,        UNTIL                     PLANS(2)
                               UNITS OR          MATURATION      -----------------------------------
         NAME               OTHER RIGHTS(1)       OR PAYOUT      THRESHOLD      TARGET      MAXIMUM
- -----------------------    -----------------     -----------     ---------     --------     --------
Geoffrey B. Bloom                  50%            3 years         $84,268      $168,537     $252,806
Thomas D. Gleason                  40             3 years          50,000        50,000       50,000
George A. Andrews                  30             3 years          26,554        53,108       79,662
Steven M. Duffy                    25             3 years          17,707        35,415       53,123
Charles F. Morgo                   20             3 years          19,865        39,730       59,595
Timothy J. O'Donovan               30             3 years          27,282        54,563       81,845
Peter D. Panter                    25             3 years           7,129        14,438       21,657


- -------------------------


(1) Under the Company's Executive Long-Term Incentive Plan (1993-1995), key management employees may earn incentive compensation based upon achievement of specified earnings per share ("E.P.S.") over a three-year performance period. The numbers reported in the column under the heading "Number of Shares, Units or Other Rights" represent the percentage of each officer's average base salary during the three-year period the officer will receive as bonus compensation under the plan if the specified E.P.S. are achieved. These amounts were determined by the Compensation Committee. If higher or lower actual E.P.S. are attained during the three-year performance period, the percentage of base salary to be received as bonus compensation by each officer will be correspondingly higher or lower. Bonuses are conditioned upon achieving a minimum, or "threshold," E.P.S. Bonuses are also capped at a maximum amount and, except for Mr. Gleason, may not exceed 150% of the percentage of base salary reported under the heading "Number of Shares, Units or Other Rights" with respect to each participant. Mr. Gleason's bonus under the plan may not exceed $50,000 pursuant to the terms of the transition agreement with Mr Gleason described in greater detail on page 19 of this Proxy Statement. E.P.S. goals were established by the Compensation Committee at the beginning of 1993 for the period ending on the last day of the Company's 1995 fiscal year. E.P.S. goals are expressed as net earnings per share after taxes. For any bonuses to be paid, E.P.S. in the third year of each performance period must equal at least 20% of the total E.P.S. goal for the entire period.


(2) Under the plan, amounts earned as bonus compensation are calculated based on each participant's average annual base salary during the three-year performance period. For purposes of this table, the "Threshold," "Target" and "Maximum" amounts have been calculated using each named officer's base salary for 1993 as reported in the Summary Compensation Table, adjusted for cost of living increases in each successive year in the performance period which average 4.5% per year.

PENSION PLAN


     The Company has established a qualified pension plan covering most of the Company's salaried employees. The Code imposes certain limitations on the maximum amount of pension benefits payable under qualified plans. The Code also imposes a limitation on the amount of earnings which may be taken into account in determining benefits payable under qualified plans. The Company has agreed to pay to employees whose earnings or benefits exceed such limitations the amount of pension benefits they otherwise would have received under the pension plan without regard to any such limitations pursuant to a supplemental pension plan.

     The following table illustrates the estimated annual combined benefits payable under the pension plan and the supplemental pension plan described above for Wolverine's executive officers if they retire at age 65 at the annual levels of average remuneration and years of service indicated (computed on a straight life annuity basis without the reduction required by the plan for the Social Security Allowance received by participants in the plan):


                               PENSION PLAN TABLE

                                              YEARS OF BENEFIT SERVICE
                           ---------------------------------------------------------------
 AVERAGE REMUNERATION         10           15           20           25        30 OR MORE
- ----------------------     --------     --------     --------     --------     -----------
       $150,000            $ 24,000     $ 36,000     $ 48,000     $ 60,000      $  72,000
        200,000              32,000       48,000       64,000       80,000         96,000
        250,000              40,000       60,000       80,000      100,000        120,000
        300,000              48,000       72,000       96,000      120,000        144,000
        350,000              56,000       84,000      112,000      140,000        168,000
        400,000              64,000       96,000      128,000      160,000        192,000
        450,000              72,000      108,000      144,000      180,000        216,000
        500,000              80,000      120,000      160,000      200,000        240,000
        550,000              88,000      132,000      176,000      220,000        264,000
        600,000              96,000      144,000      192,000      240,000        288,000
        650,000             104,000      156,000      208,000      260,000        312,000
        700,000             112,000      168,000      224,000      280,000        336,000
        750,000             120,000      180,000      240,000      300,000        360,000


     The pension plan and the supplemental pension plan together provide monthly benefits at normal retirement in an amount equal to the greater of: (i) $14.00 (increased from $12.00 effective January 2, 1994) times the participant's number of years of service up to 30 years; or (ii) 1.6% of final average monthly remuneration times the participant's number of years of service up to 30 years. Benefits are reduced by the Social Security Allowance as defined in the plan. Under the plan, benefits may be based upon an employee's "final average pay," which is defined as the average of the 48 highest consecutive months of employee earnings within the latest 120 calendar months. The remuneration covered by the plan for an employee would be essentially equivalent to the sum of the amounts reported under the heading "Annual Compensation" in the Summary Compensation Table above.



     The pension plan provides that if the pension plan is terminated during any period beginning on a Restricted Date and ending two years later, surplus plan assets will be used to purchase retiree medical and life insurance in satisfaction of the Company's then outstanding obligations, if any, and will be paid pro rata to increase the benefits of plan participants, subject to legal limitations. If the pension plan is merged with, or the assets of the plan are transferred to, another plan, then (i) benefits will be fully vested; (ii) benefits will be increased as if the plan had been terminated; and (iii) benefits will be satisfied through the purchase of a guaranteed annuity contract. A Restricted Date is defined as the date any person or group acquires more than 50% of the voting stock of the Company in a transaction not approved by the Board of Directors, or the date during any two-year period on which individuals who at the beginning of such period constituted the Board (including any new director whose nomination or election was approved by two-thirds of the directors who were directors at the beginning of such period) cease for any reason to constitute a majority of the Board.


     As of January 1, 1994, the persons listed in the Summary Compensation Table had the following years of credited service under the plan: Mr. Bloom, 7 years; Mr. Gleason, 23 years; Mr. Andrews, 23 years; Mr. Duffy, 5 years; Mr. Morgo, 24 years; Mr. O'Donovan, 24 years; and Mr. Panter, 25 years.

                EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT
                       AND CHANGE OF CONTROL ARRANGEMENTS


     Mr. Bloom's Agreement. Effective April 27, 1993, the Company entered into an amended and restated employment agreement (the "Employment Agreement") with Mr. Bloom to employ him as President and Chief Executive Officer until April 30, 1997, with a provision for automatic renewal until April 30, 2000, unless a one-year prior notice of non-renewal is given by the Company. Under the Employment Agreement, Mr. Bloom is to receive a salary of not less than $330,000 per year, a leased vehicle, the benefits of a term life insurance policy in the amount of $500,000 and other benefits normally provided by the Company to top-level executives. Because Mr. Bloom did not terminate his employment before January 1, 1994, the Company forgave one-half of the principal balance ($105,465) of a loan, plus accrued interest thereon ($12,443), made to Mr. Bloom to permit him to exercise an option to purchase 22,500 shares of Common Stock. If Mr. Bloom does not voluntarily terminate his employment prior to May 8, 1994, the Company has agreed to forgive the remainder of the total indebtedness, including accrued interest. Under the Employment Agreement, the Company has agreed to provide to Mr. Bloom a three-year interest free loan in an amount equal to the federal and state withholding taxes resulting from such forgiveness and will be required to provide an additional loan for such purposes if the remainder of the indebtedness is forgiven.


     In the event that the Employment Agreement is not renewed or Mr. Bloom is terminated other than for Cause (as defined in the Employment Agreement), the Employment Agreement requires Wolverine to pay to Mr. Bloom, in addition to normal salary and bonuses through the date of termination or non-renewal, a lump sum equal to two times Mr. Bloom's then current salary. In addition, Mr. Bloom will be credited with three additional years of benefit service for purposes of computing his benefits under the pension plan and supplemental pension plan. Mr. Bloom may elect to commence payments of such pension benefits upon attaining age
58. If Mr. Bloom is terminated other than for Cause, then Mr. Bloom will be entitled to up to twelve months' benefits under all employee benefit programs. Payments described in this paragraph are not subject to mitigation under the Employment Agreement.

     In addition, if Mr. Bloom's employment is terminated by the Company other than for Cause, Retirement or Disability, or by Mr. Bloom for Good Reason (all as defined in the Employment Agreement), then Mr. Bloom shall receive upon termination, in addition to normal salary and bonuses earned through the date of termination: (i) cash equal to the present value of his then current salary (plus bonus) which would have been payable through April 30, 1997; (ii) a lump sum in cash equal to 150% of the value of the difference between the market price of Common Stock (or, if higher, the highest price paid in connection with any change of control of the Company) and the exercise prices of options (other than incentive stock options granted after May 8, 1992) then held by Mr. Bloom, whether or not fully exercisable, and 100% of the difference between the market price and exercise prices of any incentive stock options granted after May 8, 1992, that are or would be exercisable by Mr. Bloom before April 30, 1997; (iii) reimbursement for relocation expenses and legal fees, and indemnity against loss in the sale of Mr. Bloom's principal residence; (iv) a cash payment at Mr. Bloom's retirement age equal to the actuarial value of the retirement pension to which Mr. Bloom would have been entitled (without regard to vesting requirements) had he accrued three additional years of service with the Company, plus the amount awarded to Mr. Bloom during the year most recently ended reduced by the single sum actuarial equivalent of any amounts to which he is entitled under the normal retirement plans and programs; and (v) outplacement services paid for by the Company. Although the Company believes that none of these payments would constitute "parachute payments" under Section 280G of the Code, the payments will be reduced and/or delayed to the extent they constitute "parachute payments."

     The Employment Agreement requires Mr. Bloom to mitigate payments under the agreement in accordance with law. However, Mr. Bloom need not actively seek employment, accept employment outside the West Michigan area, or accept employment which is not substantially equivalent in all material respects to his position with the Company in connection with his obligation to mitigate payments.

     Mr. Gleason's Agreement. The Company has entered into an amended and restated employment and transition agreement with Mr. Gleason which extends through January 31, 1996 (the "Agreement"). Pursuant to the Agreement, Mr. Gleason and the Company agreed to terminate Mr. Gleason's prior employment agreement which extended through August 31, 1996. Under the Agreement, Mr. Gleason will retire on January 31, 1996 from all positions with the Company (except for any director position with the Company, provided that nothing in the Agreement may infringe the unfettered right of the Board or the stockholders to nominate, elect or appoint any person to a particular office or directorship).


     Mr. Gleason will receive an annual base salary of $346,000 (effective April 20, 1992) through December 31, 1994, and $250,000 (effective January 1, 1995) through January 31, 1996. In connection with the execution of the Agreement, the Company's interest in the cash value of an insurance policy (on which the Company continues to pay premiums) was transferred to Mr. Gleason and the amount of the cash surrender value was grossed up once for federal and state tax purposes. The transfer and tax gross up are reflected in the Summary Compensation Table under the "All Other Compensation" column for the 1992 fiscal year. Mr. Gleason's annual benefit under the Company's pension plan will be at least $122,500 (subject to the social security offset provisions of the pension plan) unless his employment is terminated (other than by the Company without cause) prior to January 31, 1996. In the event of any such termination, Mr. Gleason's pension benefit may be subject to reduction based upon the length of his employment during the period August 1, 1992, through January 31, 1996. Mr. Gleason is also entitled to participate in all other plans and to receive other benefits normally provided by the Company to top-level executives, except that Mr. Gleason's bonus under each of the Company's annual bonus plan and long-term bonus plan may not exceed $50,000 annually. The Company also agreed to pay to Mr. Gleason a contingent payment out of the net proceeds, if any, that the Company or one of its subsidiaries receives in connection with an action instituted by the Company and the subsidiary alleging infringement of certain intellectual property rights. The contingent payment to Mr. Gleason may not exceed the lesser of $750,000 or 10% of net proceeds received.


     Under the Agreement, Mr. Gleason's employment may be terminated by death, disability, or either the Company or Mr. Gleason. Salary and benefits under the Agreement generally continue through the Agreement term if Mr. Gleason is terminated by the Company without cause, and generally terminate 12 months after disability. In the Agreement, Mr. Gleason granted the Company a covenant not to compete (and certain related restrictive covenants) that generally extend to January 31, 1996, or, if longer, for a period of one year following termination of employment.

     Mr. Panter's Agreement. During 1993, Mr. Panter reached the Company's normal retirement age and decided to retire. Pursuant to a retirement agreement with Mr. Panter (the "Retirement Agreement"), the Company agreed to employ Mr. Panter through December 30, 1993, and to continue his salary and benefits through that date. The Company also permitted Mr. Panter to continue to participate in the Company's various bonus plans in respect of corporate performance through December 30, 1993. In connection with the Retirement Agreement, all outstanding but unvested incentive stock options issued to Mr. Panter under the Company's stock option plans became fully vested on December 30, 1993, and all unvested shares of restricted stock held by him will be allowed to continue to vest under the original vesting schedule. The Retirement Agreement does not affect benefits payable to Mr. Panter under the Company's pension and supplemental pension plans or under his deferred compensation agreement with the Company. In the Retirement Agreement, Mr. Panter granted the Company a covenant not to compete (and certain related restrictive covenants) that generally extend to January 1, 1999.

     Severance Agreements. Pursuant to individual agreements with the Company, Messrs. Andrews, Duffy, Morgo and O'Donovan, and certain other executive officers, shall receive compensation in the event of termination of their employment following a change in control of the Company, unless: (i) the termination of the officer is due to death or retirement in accordance with Company policy or as otherwise agreed; (ii) the termination is by the Company for cause or disability; or (iii) the termination is by resignation of the officer for other than Good Reason. Good Reason is defined in the agreements to include, among other things, the assignment of duties inconsistent with the officer's status as a senior executive officer of the Company or the duties performed by the officer immediately preceding a change in control, a reduction in the officer's annual base salary, or relocation of the officer.

     The compensation payable in the event of such a termination following a change in control includes: (i) cash equal to two times the officer's annual salary, including bonus; (ii) cash equal to 150% of the difference between the market price of Common Stock (or, if higher, the highest price paid in connection with any change of control of the Company) and the exercise prices of unexercised stock options granted to the officer (other than incentive stock options granted after the date of the officer's agreement), and 100% of the difference between the market price and exercise prices of incentive stock options granted to the officer after the date of the agreement which are then exercisable; (iii) relocation expenses, legal fees and indemnity against loss in the sale of the officer's principal residence; (iv) up to two years' benefits under all employee benefit programs; (v) a cash payment at the officer's retirement age equal to the actuarial value of the retirement pension to which the officer would have been entitled (without regard to vesting requirements) had he or she accrued three additional years of service with the Company, plus the amount awarded to the officer during the year most recently ended reduced by the single sum actuarial equivalent of any amounts to which the officer is entitled under the normal retirement plans and programs of the Company; and (vi) outplacement services paid for by the Company. In all such severance agreements, the officer has no requirement to mitigate the payments by seeking employment, but the compensation to be paid during the fourth and later months following termination will be reduced to the extent of any compensation earned by the officer during the applicable period. The agreements contain a clause limiting payments to those that are deductible by the Company under the Code.

     A change in control is defined in the agreements to include a change in control as set forth in the proxy rules issued pursuant to the Exchange Act, the acquisition of 25% or more of the Common Stock of the Company by any person or group of persons acting together, or a change during any two-year period in a majority of the Board of Directors of the Company unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     Deferred Compensation Plan. The Company has established a program to provide various senior executives, including Messrs. Bloom, Gleason, Andrews, Duffy, Morgo, O'Donovan and Panter, with deferred compensation commencing upon retirement from the Company at normal or early retirement age. The program also provides benefits in the event of death and, except for Mr. Morgo, reduced benefits upon disability. The Company has purchased insurance on such executives' lives payable to the Company in amounts which, if the assumptions made as to mortality experience, policy dividends and other factors are realized, will cover all the Company's payments for such insurance and all deferred compensation obligations, and will provide an additional amount for use of the Company's money. Anticipated annual benefits from the deferred compensation program upon retirement for the individuals named in the Summary Compensation Table, commencing at normal retirement age and continuing for 15 years (except for benefits payable to Mr. Bloom and Mr. Gleason which continue for 18 years), are as follows: Mr. Bloom, $120,000; Mr. Gleason, $180,000 for five years and $154,000 for thirteen years; Mr. Andrews, $40,000; Mr. Duffy, $20,000; Mr. Morgo, $18,000; Mr. O'Donovan, $55,000; and Mr. Panter, $42,000.

     Except for the agreements with Messrs. Bloom, Gleason and Morgo, the deferred compensation agreements provide for benefits to be payable upon the attainment of age 58, if elected, or otherwise upon the attainment of age 65, for a period of 15 years as long as the applicable officer has completed five years of employment with the Company. An election to receive benefits prior to age 65 triggers a reduction in the benefits. Limited benefits vest incrementally over a period not to exceed 10 years after the later of the attainment of age 48 or the completion of five years of employment with the Company. The agreements provide that, upon certain terminations of employment within the five years following a change in control of the Company, deferred compensation benefits will immediately vest and the employee will be paid 125% of the then present value of the vested benefit.

     Mr. Bloom's agreement is substantially similar to those described above, except that benefits are payable for a period of 18 years and there is no reduction in benefits if he elects to receive benefits prior to attaining age
65. Mr. Gleason's agreement is substantially similar to those described above, except that benefits are payable for 18 years after attaining age 55, if he elects, or otherwise after attaining age 60. Mr. Gleason is fully vested with respect to benefits under his agreement. Mr. Morgo's agreement provides that, as long as he remains in the employ of the Company until he is age 55, benefits are payable for a period of 15 years after attaining age 58, if he elects, or otherwise after attaining age 62. Mr. Morgo's agreement does not provide for incremental vesting or for vesting upon a change of control of the Company.

     Stock Plan Provisions. The Company has granted certain stock options and awarded shares of restricted stock that are subject to accelerated vesting upon a change in control of the Company. The options include options issued under the Company's Stock Option Plan of 1979 (the "1979 Plan"), 1988 Stock Option Plan (the "1988 Plan") and 1993 Stock Incentive Plan (the "1993 Plan"), and the shares of restricted stock include shares awarded under the 1984 Executive Incentive Stock Purchase Plan (the "1984 Plan") and the 1993 Plan.

     Under the stock option agreements entered into between the Company and participants in the 1979 and 1988 Plans, 25% of each option generally becomes exercisable on the date of grant, and the remainder becomes exercisable at the rate of 25% of the option per year following the date of grant. However, the stock option agreements also provide that all options granted under the 1979 and 1988 Plans become immediately exercisable in the event of a Change in Control of the Company.

     The 1984 Plan provides for restricted stock awards. The restrictions on 25% of the shares received pursuant to an award normally lapse on the third anniversary of the date of the award, with an additional 25% of the restrictions lapsing on the fourth anniversary and the remaining restrictions lapsing on the fifth anniversary. The restricted stock agreements entered into with employees under the 1984 Plan provide that all restrictions on restricted stock shall lapse upon certain terminations of employment within a five-year period following a Change in Control.

     A Change in Control is defined in the agreements under the 1979, 1984 and 1988 Plans to include a change in control as set forth in the proxy rules issued pursuant to the Exchange Act, the acquisition of 25% or more of the Common Stock of the Company by any person or group of persons acting together, or a change during any two-year period in a majority of the Board of Directors of the Company unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     The stock option agreements under the 1993 Plan contain vesting provisions for stock options similar to those under the 1979 and 1988 Plans. The 1993 Plan also contains vesting provisions for restricted stock awards similar to those contained in the agreements under the 1984 Plan. The definition of Change in Control under the 1993 Plan differs from the definition of that term in the agreements under the Company's other plans in that a Change in Control is deemed to have occurred upon the acquisition of 20% or more (rather than 25%) of the Company's Common Stock, and the definition includes the sale, lease, exchange or other transfer of substantially all of the Company's assets to, or the merger or consolidation of the Company with, a corporation that is not controlled by the Company.

     Severance agreements with various executive officers (described above) provide for cash payments in lieu of outstanding options in the event of a change of control of the Company.


     Benefit Trust Agreement. In May, 1987, the Company established a Benefit Trust (the "Trust") to assure that payments to employees under the employment agreements, the severance agreements and the deferred compensation agreements (collectively, the "Agreements") described above will not be improperly withheld in the event of a change in control of the Company as defined in the agreement establishing the Trust. On May 5, 1989, the supplemental pension plan was added to the benefits subject to the Trust. Under the Trust, upon the occurrence of a potential change in control (as defined in the Trust agreement), the Company shall deliver to the trustee, to be held in trust, cash, marketable securities or insurance equal to the amount that shall have been determined by the Company to have a fair market value, together with any existing trust corpus, equal to the value of the benefits due to employees under the Agreements given certain assumptions set forth in the Trust. Additional terms of the Trust provide for the return of such property to the Company upon written request prior to a change in control or automatically if no change in control has occurred within six months following funding upon a potential change in control. The Company has transferred to the Trust the insurance policies on the lives of key employees described above.

     Indemnity Agreements. The Company has entered into indemnity agreements with Messrs. Bloom, Gleason, Andrews, Duffy, Morgo, O'Donovan and Panter, and with each director and officer of the Company (collectively, "Executives"). The indemnity agreements indemnify each Executive against all expenses incurred in connection with any action or investigation involving the Executive by reason of his or her position with the Company (or with another entity at the Company's request). The Executives will also be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by the Company that covers the Executives. An Executive involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in every instance on the Executive meeting the standards of conduct set forth in the indemnity agreements. In the event of a potential change in control, the Company will fund a trust to satisfy its anticipated indemnification obligations.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") develops and recommends to the Board of Directors the executive compensation policies of the Company. The Committee also administers the Company's compensation plans and recommends for approval by the Board of Directors the compensation to be paid to the Chief Executive Officer and, with the advice of the Chief Executive Officer, the other executive officers of the Company. The Committee consists of five directors, none of whom is a current or former employee of the Company or its subsidiaries.


     The Company has engaged an independent compensation consulting firm to assist the Committee in formulating the Company's compensation policies and to provide advice to the Committee concerning specific compensation packages and appropriate levels of executive compensation. The firm was also retained to provide specific advice concerning the employment and transition agreement with Mr. Gleason and the employment agreement with Mr. Bloom, both of which are discussed in greater detail below.


     The basic compensation philosophy of the Committee and the Company is to provide competitive salaries as well as incentives to achieve superior financial performance. The Company's executive compensation policies are designed to achieve four primary objectives:

     -- Attract and retain well-qualified executives who will lead the Company and achieve and inspire superior performance;

     -- Provide incentives for achievement of specific short-term individual, business unit and corporate goals;

     --  Provide incentives for achievement of longer-term financial goals; and

     -- Align the interests of management with those of the stockholders to encourage achievement of continuing increases in stockholder value.


     Executive compensation at Wolverine consists primarily of four components: base salary and benefits; amounts paid (if any) under the annual bonus plan; amounts paid (if any) under the long-term (three-year) incentive bonus plan; and participation in the Company's stock option and equity-based incentive plans. Each component of compensation is designed to accomplish one or more of the four compensation objectives. In 1993, the Committee created a discretionary bonus pool of $110,000 to be divided among and paid to the Company's senior executives if, and only if, a specified level of pre-tax earnings per share was achieved. The specified earnings per share target was achieved and the bonus pool was distributed to the Company's senior executives. The Summary Compensation Table on page 13 reflects amounts distributed under this bonus pool.


     The participation of specific executive officers and other key employees in the annual bonus plan, the long-term (three-year) incentive bonus plan and the stock option and equity-based incentive plans of the Company is recommended by management, and all recommendations (including the level of participation) are reviewed, modified (to the extent appropriate) and approved by the Committee. However, senior executive officers are normally eligible to receive a greater percentage of their compensation in the form of awards under these incentive plans to reflect the Committee's belief that the percentage of an executive's total compensation that is "at risk" should increase corresponding with the executive's corporate responsibilities.


     In 1993, Congress amended the Code to add Section 162(m). This new section provides that publicly held companies may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Company has examined its compensation policies in view of
Section 162(m) and the regulations currently proposed by the Internal Revenue Service to implement that section. If the proposed regulations under Section 162(m) are adopted substantially as proposed, it is currently not expected that any part of the Company's deduction for employee compensation will be disallowed for the 1994 fiscal year or in future years by reason of awards granted in 1994. The Compensation Committee plans to review the Company's compensation policies once final regulations implementing Section 162(m) have been adopted to propose appropriate modifications, if any, to the Company's compensation plans and policies to avoid or minimize any disallowance of tax deductions under Section 162(m).


BASE SALARY


     To attract and retain well-qualified executives, it is the Committee's policy to establish base salaries at levels and provide benefit packages that are considered to be competitive. Base salaries of senior executives are determined by the Committee by comparing each executive's position with similar positions in companies of similar type and size. The Committee uses surveys provided by the compensation consulting firm to make this comparison. Although some of the companies included in the peer index used in the graph of cumulative total stockholder return are among the companies included in the surveys, the surveys are not limited to those companies. In general, the Committee has targeted salaries to be at the median of base salaries paid for comparable positions by companies included in the surveys provided by the compensation consulting firm. Other factors considered by the Committee are the executive's performance, the executive's current compensation, the competitive marketplace, and the Company's or the applicable business unit's performance (determined by reference to pre-tax levels of profit and levels of sales). Although the Committee does not give specific weight to any particular factor, the most weight is given to the executive's performance (in determining whether to adjust significantly above or below the current salary level) and the second most weight is generally given to the comparative survey data. In general, base salaries for the Company's executive officers during 1993 were equal to or slightly below the median of salaries paid by companies included in the surveys. The 1993 average base salary of senior executives increased 6.1% over the previous year's level as a result of a combination of factors, including improved individual performance, promotions, cost-of-living increases and adjustments obligated by employment agreements.


ANNUAL BONUS PLAN


     To provide incentives and rewards for achievement of short-term individual and business unit goals, the annual bonus plan is designed to provide key employees with the opportunity for bonuses based on each employee's performance and the performance of the business unit to which the employee is assigned. In the case of senior executive officers, the bonus is based on the achievement of individual performance goals (20% weighting) and the performance of the Company as a whole (80% weighting). Individual performance goals for senior executive officers are tailored to the individual's position and duties, and vary in terms of number, scope and substance among the eligible executives. Individual performance goals are recommended by management, are reviewed, modified (to the extent appropriate) and approved by the Committee, and are then reviewed with each employee at the beginning of each year. The performance goals for each business unit and the Company as a whole relate to the attainment of predetermined pre-tax levels of profit (70% to 100% weighting for a business unit and 80% weighting for the Company), sales (0% to 20% weighting for a business unit and 20% weighting for the Company) and, with respect to a business unit, other specified goals (0% to 10% weighting). Company and business unit goals are established prior to the start of each year and are reviewed and approved by the Committee. Awards under the annual bonus plan are based on a percentage of base salary. Bonuses are conditioned on achieving minimum, or threshold, goals. Bonuses are also capped at a maximum amount and may not exceed specified levels. The two primary measures of corporate performance, pre-tax levels of profit and levels of sales, both significantly exceeded the targeted levels for 1993. During fiscal year 1993, executive officers were eligible to receive from 12.5% to 80% of their annual salaries in bonus compensation. In determining these percentages, the Committee considered each executive's position, incentive amounts provided by other companies, and the executive's aggregate incentive compensation potential under all of the Company's plans. The percentages are generally higher for more senior executives to reflect their greater influence on profits and to put a larger percentage of their total potential cash compensation "at risk." Because the two primary measures of corporate performance under the plan significantly exceeded the targeted levels for 1993, senior executives generally received bonuses at levels that were at or near the upper end of the possible range established by the Committee.


LONG-TERM (THREE-YEAR) INCENTIVE BONUS PLAN

     To provide incentives and rewards for achievement of longer-term corporate performance goals, the long-term (three-year) incentive bonus plan provides the opportunity for additional compensation based upon the achievement of aggressive Company financial performance goals over a three-year period. The primary purposes of this plan are to provide a significant incentive to substantially improve the longer-term earnings performance of the Company and to foster cooperation among all business units. The target financial performance goals are ambitious in nature since they are set above budget and generally provide a significant challenge to management. Goals are recommended by management and reviewed, modified (to the extent appropriate) and approved by the Committee prior to the start of each performance period. Performance periods commence every fiscal year and end three full fiscal years later. For the 1993-1995 performance period and prior periods, the Company utilized targeted earnings per share ("E.P.S.") goals.

     Awards under this plan are based on a percentage of average base salary during the three-year period. If higher or lower actual E.P.S. are attained during the three-year performance period, the percentage of base salary to be received as bonus compensation by each officer will be correspondingly higher or lower. Bonuses are conditioned upon achieving a minimum threshold E.P.S. Bonuses are also capped at a maximum amount and may not exceed 150% of the targeted percentage of base salary with respect to each executive. For the 1993-1995 performance period, executive officers are eligible to receive from 10% to 75% of their base salaries in bonus compensation. In determining the percentages, the Committee considered the same factors discussed above in connection with the annual bonus plan.

STOCK OPTIONS AND EQUITY-BASED INCENTIVE PLANS

     Awards under the Company's stock option and equity-based incentive plans are designed to encourage long-term investment in the Company by participating executives, more closely align executive and stockholder interests, and reward executives and other key employees for building stockholder value. The Committee believes stock ownership by management is beneficial; stock options have been granted by the Company to executives and other key employees pursuant to various option plans for several decades. The Committee administers all aspects of these plans and reviews, modifies (to the extent appropriate) and approves management's recommendations for awards.

     Under the Company's plans that provide for awards of restricted stock, all of which have been approved by the stockholders, the Committee may grant to executives and other key employees shares of restricted stock or rights to purchase stock at a minimum price equal to the par value of the stock. These shares are subject to certain restrictions that generally lapse over a period of five years from the date of grant.

     Under the Company's stock option plans, all of which have been approved by the stockholders, the Committee may grant to executives and other key employees options to purchase shares of stock, as well as stock appreciation rights and tax benefit rights. The Company has never granted stock appreciation rights or tax benefit rights under its existing plans. The Committee reviews, modifies (to the extent appropriate) and approves the recommendations of management as to the key employees to be granted options or rights and the amount, timing, price and other terms of the options or rights. Most of the options granted have been "incentive stock options" within the meaning of the Code, with an exercise price equal to the market price of the stock on the date of the grant. The Committee may, however, grant options with an exercise price greater or less than the market price on the date of grant.

     In determining the number of shares of restricted stock and/or the number of options to be awarded to an executive, the Committee uses a formula recommended by the compensation consulting firm which takes into consideration the executive's salary and level of responsibility. The Committee also considers the recommendations of management (except for awards to the Chief Executive Officer), the individual performance of the executive, and the number of shares or other compensation awarded to executives at other companies. Generally, the result of application of the formula with respect to each officer is set forth in an amount of dollars. The Committee may or may not adjust this amount after considering the other factors discussed above. The dollar amount is then converted into a given number of options and/or shares of restricted stock based upon the market price of Common Stock at the time the award is made. Generally, both the number of shares granted and their proportion relative to the total number of shares granted increase corresponding to level of an executive's corporate responsibility. Although the Committee may also consider the number of shares of restricted stock and/or options already held by an executive, this factor is not considered unusually important by the Committee in determining the amounts of awards.

CHIEF EXECUTIVE OFFICER


     The Chief Executive Officer's compensation is based upon the same policies discussed above. The Chief Executive Officer, however, has a higher percentage of total cash compensation "at risk" since a larger percentage of potential cash compensation is based upon the annual bonus and long-term (three-year) incentive bonus plans described above. Mr. Gleason served as Chief Executive Officer of the Company until April 27, 1993. At the meeting of the Board of Directors on April 27, 1993, Mr. Bloom was appointed Chief Executive Officer to succeed Mr. Gleason.



     Mr. Bloom. Effective April 27, 1993, the Company executed an amended and restated employment agreement (the "Employment Agreement") with Mr. Bloom which provides for his continued service to the Company through April 30, 1997, as President and Chief Executive Officer. The Agreement is also described on page 18 of this Proxy Statement under the heading "Employment Agreements, Termination of Employment and Change of Control Arrangements."


     Under the Employment Agreement, Mr. Bloom will receive an annual base salary of at least $330,000 effective April 27, 1993, through April 30, 1997, and if the Employment Agreement is renewed thereafter, through April 30, 2000. Mr. Bloom will be entitled to participate in the pension plan and the annual bonus and long-term (three-year) incentive plans, and to receive fringe benefits similar to those provided to senior executives of the Company through the term of the Agreement and any renewal period.


     Mr. Bloom's 1993 base salary was established pursuant to both an employment agreement entered into on May 8, 1992, and the amended and restated employment agreement. In setting Mr. Bloom's base salary and total annual cash compensation, the Committee was advised by the compensation consulting firm and compared Mr. Bloom's cash compensation with that of chief operating officers and chief executive officers (during the applicable periods) in companies of similar general type and size. Mr. Bloom's base salary is generally targeted by the Committee to be approximately equal to the median of salaries paid to chief executive officers by companies included in the survey group, but was below the median for 1993. Mr. Bloom's base salary for 1993 increased 11.4% above his 1992 level, primarily due to an increase to recognize his additional responsibilities as Chief Executive Officer.



     Mr. Bloom's annual incentive bonus under the annual bonus plan is based upon corporate performance goals (80% weighting) and individual performance goals (20% weighting). The target annual bonus award for Mr. Bloom was 40% of base salary. Mr. Bloom's bonus was subject to achievement of minimum goals, and his threshold bonus at this level would have been 20% of base salary. Mr. Bloom's bonus was also capped at 80% of base salary. Corporate performance goals in 1993 were based on the Company's attainment of predetermined pre-tax levels of profit (approximately 64% weighting) and sales (16% weighting). Pre-tax earnings from continuing operations for the 1993 fiscal year increased by 146% over the 1992 fiscal year. Sales also increased for the 1993 fiscal year over 1992 levels. Because of these increases, the bonus paid to Mr. Bloom was at the upper end of the possible range. Mr. Bloom also received $25,000 out of the 1993 discretionary bonus pool described on page 22 because the targeted pre-tax earnings per share level was attained.

     Mr. Bloom's long-term (three-year) incentive bonus award is based upon ambitious financial performance goals for the Company expressed in terms of targeted earnings per share. The target bonus for Mr. Bloom was 50% of average annual base salary for the 1993-1995 plan period. The bonus payout for Mr. Bloom can range from 0% - 150% of the target bonus. No bonus was paid to Mr. Bloom (or other plan participants) pursuant to the 1991-1993 long-term (three-year) incentive bonus plan since the Company did not achieve its financial performance goals for the bonus period.

     Mr. Bloom was also awarded 5,000 shares of restricted stock and options to purchase an additional 15,000 shares of Common Stock. The amounts of these awards were determined by the Committee using the formula and considering the factors discussed above.


     During 1993, Mr. Bloom's base salary was below the median of base salaries paid by companies included in the survey group to chief executive officers. Had the Company only achieved targeted performance goals for 1993, Mr. Bloom's salary combined with his targeted bonus would have been slightly below the median of salary and bonus paid by companies included in the survey group. Because the Company had an exceptional year and significantly exceeded targeted performance during 1993, Mr. Bloom's salary and bonus in the aggregate were above the median. Mr. Bloom's total compensation for 1993 (salary, bonus and long-term incentives combined) slightly exceeded the median paid by companies included in the survey group.



     Mr. Gleason. The Company has entered an employment and transition agreement (the "Agreement") with Mr. Gleason which provides for his continued service to the Company through January 31, 1996, and the transition of duties to a successor Chief Executive Officer. The Agreement is also described on page 19 of this Proxy Statement under the heading "Employment Agreements, Termination of Employment and Change of Control Arrangements." Mr. Gleason has been instrumental in the development and expansion of the Company's business in the 24 years he has been employed by the Company, and the Agreement assures his continued contribution to the general welfare, growth and earnings of the Company during the transition period.


     Under the Agreement, Mr. Gleason will retire on January 31, 1996 from any and all positions with the Company (except for any director position with the Company, provided that the Agreement shall in no way infringe upon the unfettered right of the Board or the stockholders to nominate, elect or appoint any person to a particular office or directorship). Mr. Gleason will receive an annual base salary of $346,000 through December 31, 1994, and $250,000 effective January 1, 1995, through January 31, 1996. The declining base salary reflects Mr. Gleason's reduced role in the Company which is anticipated over the term of the transition period. Assuming Mr. Gleason's continued involvement and commitment to the Company, he will be entitled to participate in the pension plan and the annual bonus and long-term (three-year) incentive plans through 1995. Such participation is intended to encourage his continued support to the short and long-term growth and financial success of the Company. In general, fringe benefits similar to those provided to senior executives of the Company will continue to be provided to Mr. Gleason through January 31, 1996.

     Mr. Gleason's 1993 base salary was established pursuant to the employment and transition agreement. In setting Mr. Gleason's base salary and total annual cash compensation, the Committee was advised by the compensation consulting firm and compared Mr. Gleason's cash compensation with that of chief executive officers in companies of similar general type and size. Mr. Gleason's base salary for 1993 decreased slightly from his 1992 level.

     Mr. Gleason's annual incentive bonus under the annual bonus plan is based upon corporate performance goals (100% weighting). The target annual bonus award for Mr. Gleason was 33% of base salary. Mr. Gleason's bonus under this plan is capped at $50,000. Corporate performance goals in 1993 were based on the Company's attainment of predetermined pre-tax levels of profit (approximately 80% weighting) and sales (20% weighting). Because of the increases in pre-tax earnings and sales discussed above, Mr. Gleason earned the maximum bonus under this plan.

     Mr. Gleason's long-term (three-year) incentive bonus award is based upon ambitious financial performance goals for the Company expressed in terms of targeted earnings-per-share. The target bonus for Mr. Gleason for the 1993-1995 performance period is 40% of average annual base salary as required by the employment and transition agreement. Mr. Gleason's bonus under this plan is capped at $50,000. No bonus was paid to Mr. Gleason (or other plan participants) pursuant to the 1991-1993 long-term (three-year) incentive bonus plan since the Company did not achieve its financial performance goals for the applicable bonus period.

     Mr. Gleason was not awarded any stock options or shares of restricted stock during 1993.

     All recommendations of the Committee attributable to 1993 compensation were unanimous and were approved and adopted by the Board of Directors without modification.

                                          Respectfully submitted,

                                          Daniel T. Carroll, Chairman
                                          David P. Mehney
                                          Joseph A. Parini
                                          Joan Parker
                                          Elmer L. Ward, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The members of the Compensation Committee of the Board of Directors during 1993 were Messrs. Carroll (Chairman), Mehney, Parini and Ward and Ms. Parker. During 1993, the Company engaged N. W. Ayer, Inc. ("Ayer") to perform public relations services for which the Company paid $221,341 to Ayer. Ms. Joan Parker, a Director of the Company, is Senior Vice President and Managing Director of Ayer Public Relations, a division of Ayer. The Company anticipates entering into a public relations services contract with Ayer for the 1994 fiscal year pursuant to which the Company anticipates it will make payments to Ayer of approximately $375,000 during 1994.


               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT


     Section 16(a) of the Exchange Act requires Wolverine's directors and officers and persons owning greater than 10% of the outstanding shares of Common Stock to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 1993 fiscal year, the Company believes, except as set forth below, that all applicable reporting and filing requirements were satisfied during the Company's last fiscal year. One report for Mr. Peter Panter that was filed on a timely basis inadvertently omitted one of four transactions that occurred during the applicable month. An amendment was filed to correct the report as soon as the omission was discovered. One report for Mr. Stephen Gulis, Jr., that was filed on a timely basis inadvertently omitted one stock option from the list of holdings reported. A report on Form 5 was filed to report that option as soon as the error was discovered. In addition, one report for Mr. Elmer L. Ward, Jr., reporting the exercise of five stock options and the sale of the underlying shares was filed late. The late filing of this report was due to an oversight on the part of Company personnel and not Mr. Ward.

                             SELECTION OF AUDITORS

     Subject to the approval of stockholders, the Board of Directors has reappointed the firm of Ernst & Young as independent auditors of the Company for the current fiscal year.

     Ernst & Young, certified public accountants, has audited the financial statements of the Company and its subsidiaries for the fiscal year ended January 1, 1994. Representatives of Ernst & Young are expected to be present at the annual meeting, will have an opportunity to make a statement and are expected to be able to respond to appropriate questions from stockholders.


     A simple vote of the stockholders holding a majority of the shares present in person or represented by proxy and entitled to vote on this proposal is required to ratify the reappointment of Ernst & Young. For purposes of counting votes on this proposal, abstentions will be counted as voted against the proposal. Broker non-votes and other shares not voted will not be counted as voted on this proposal, and the number of shares of which a majority is required shall be reduced by the number of shares not voted.


              YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE REAPPOINTMENT OF ERNST & YOUNG.

                             STOCKHOLDER PROPOSALS


     Stockholder proposals intended to be presented at the 1995 annual meeting of stockholders must be received by the Company not later than November 22, 1994, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals of stockholders should be made in accordance with Securities and Exchange Commission Rule 14a-8 and should be addressed to the attention of the Secretary of the Company, 9341 Courtland Drive, N.E., Rockford, Michigan 49351.


                            SOLICITATION OF PROXIES

     Solicitation of proxies will be made initially by mail. In addition, directors, officers and employees of the Company may solicit proxies by telephone, telegraph or personally without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. The Company will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners. Wolverine has engaged Corporate Investor Communications, Inc. at an estimated cost of $5,500.00 to assist in solicitation of proxies from brokers and other nominee stockholders.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          [SIG.]

                                          Blake W. Krueger, General Counsel and
                                          Secretary


March 22, 1994

                                    APPENDIX

                           WOLVERINE WORLD WIDE, INC.
                       1994 DIRECTORS' STOCK OPTION PLAN

                                   SECTION 1

                     ESTABLISHMENT OF PLAN; PURPOSE OF PLAN

     1.1 Establishment of Plan. The Company hereby establishes the 1994 DIRECTORS' STOCK OPTION PLAN (the "Plan") for its Non-Employee Directors. The Plan permits the grant of Stock Options that are nonqualified stock options.

     1.2 Purpose of Plan. The purpose of the Plan is to advance the interests of the Company and its stockholders by attracting and retaining the services of experienced and knowledgeable Non-Employee Directors and to provide additional incentive for such Non-Employee Directors to continue to promote and work for the best interests of the Company and its stockholders through continuing ownership of the Company's Common Stock.

                                   SECTION 2

                                  DEFINITIONS

     The following words have the following meanings unless a different meaning is plainly required by the context:

          2.1 "Act" means the Securities Exchange Act of 1934, as amended.

          2.2 "Board" means the Board of Directors of the Company.

          2.3 "Code" means the Internal Revenue Code of 1986, as amended.

          2.4 "Committee" means the Compensation Committee of the Board or such other committee as the Board shall designate to administer the Plan.

          2.5 "Common Stock" means the Common Stock of the Company, par value $1 per share.

          2.6 "Company" means Wolverine World Wide, Inc., a Delaware corporation, and its successors and assigns.

          2.7 "Market Value" shall equal the mean of the highest and lowest sales prices of shares of Common Stock on the New York Stock Exchange (or any successor exchange that is the primary stock exchange for trading of Common Stock) on the date of grant, or if the New York Stock Exchange (or any such successor) is closed on that date, the last preceding date on which the New York Stock Exchange (or any such successor) was open for trading and on which shares of Common Stock were traded.

          2.8 "Non-Employee Directors" means directors of the Company who are not also employees of the Company or any of its subsidiaries.

          2.9 "Retirement" means the reaching of mandatory retirement age for a director as established by the Board, which is currently 70 years of age.

          2.10 "Stock Option" means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, all Stock Options shall be nonqualified stock options.

                                   SECTION 3

                                 ADMINISTRATION

     3.1 Power and Authority. The Committee shall administer the Plan, shall have full power and authority to interpret the provisions of the Plan and to supervise the administration of the Plan. All determinations, interpretations, and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it deems advisable. Action may be taken by a written instrument signed by a majority of the members of the Committee, and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it deems advisable. The members of the Committee shall not be paid any additional fees for their services.

     3.2 Indemnification of Committee Members. Each person who is or has been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability, or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

                                   SECTION 4

                           SHARES SUBJECT TO THE PLAN

     4.1 Number of Shares. Subject to adjustment as provided in subsection 4.2, a maximum of 80,000 shares of Common Stock shall be available for Stock Options under the Plan. Such shares shall be authorized and may be either unissued or treasury shares.


     4.2 Adjustments. If the number of shares of Common Stock outstanding changes on or after March 10, 1994, by reason of a stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, combination, exchange of shares, or any other change in the corporate structure or shares of the Company, the number and kind of securities subject to and reserved under the Plan, including, without limitation, the number of shares to be granted pursuant to subsection 5.1, together with applicable exercise prices, shall be appropriately adjusted. No fractional shares shall be issued pursuant to the Plan, and any fractional shares resulting from adjustments shall be eliminated from the respective Stock Options, with an appropriate cash adjustment for the value of any Stock Options eliminated. If a Stock Option is cancelled, surrendered, modified, exchanged for a substitute Stock Option, or expires or terminates during the term of the Plan but prior to the exercise or vesting of the Stock Option in full, the shares subject to but not delivered under such Stock Option shall be available for other Stock Options.


                                   SECTION 5

                                 STOCK OPTIONS


     5.1 Grant. Subject to adjustment as provided in subsection 4.2, a Stock Option to purchase 750 shares of Common Stock shall be granted automatically on the date of the 1994 Annual Meeting of Stockholders and the date of each annual meeting thereafter to each director of the Company who is, at the close of each such annual meeting, a Non-Employee Director. In addition, each Non-Employee Director shall at the time of his or her initial election or appointment be granted a Stock Option to purchase 3,000 shares of Common Stock. Stock Option grants to Non-Employee Directors under this Plan are supplemental to and not in replacement of grants of options under the Company's Directors Stock Option Plan, which was approved by the stockholders in 1988 (the "1988 Plan"). The number of shares awarded to a Non-Employee Director pursuant to a Stock Option under this Plan shall be reduced by the number of shares awarded to such Non-Employee Director on the same date pursuant to the 1988 Plan such that no Non-Employee Director receives a combination of options under both plans to purchase a number of shares that is greater than the number of shares that would have been subject to Stock Options under this Plan alone on the applicable date. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion.


     5.2 Stock Option Agreements. Stock Options shall be evidenced by Stock Option agreements containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Each Stock Option agreement shall conclusively evidence, by the Non-Employee Director's signature thereon, that it is the intent of the Non-Employee Director to continue to serve as a director of the Company for the remainder of his or her term during which the Stock Option was granted.

     5.3 Stock Option Price. The per share Stock Option price shall be one hundred percent (100%) of the Market Value of the Common Stock on the date of grant.


     5.4 Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or in shares of Common Stock (including Common Stock to be received upon a simultaneous exercise) or other consideration substantially equivalent to cash. When appropriate arrangements are made with a broker or other institution, payment may be made by a properly executed exercise notice directing delivery of shares to a broker, together with irrevocable instructions to the broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price.


     5.5 Limits on Exercisability. Stock Options shall be exercisable for a period not to exceed 10 years from the date of grant. At the time of the exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof.

     5.6 Restrictions on Transferability.

          (a) General. No Stock Options granted under the Plan may be sold, exchanged, transferred, pledged, assigned, or otherwise alienated or hypothecated except by will or the laws of descent and distribution. All Stock Options granted to a Non-Employee Director shall be exercisable during the Non-Employee Director's lifetime only by such Non-Employee Director or the legal representative acting in the name of the Non-Employee Director.

          (b) Other Restrictions. The Committee may impose other restrictions on any shares of Common Stock acquired pursuant to the exercise of a Stock Option under the Plan as the Committee deems advisable, including, without limitation, restrictions under applicable federal or state securities laws.

     5.7 Termination of Directorship.


          (a) General. If a Non-Employee Director ceases to be a director of the Company for any reason other than the Non-Employee Director's death, disability, or Retirement, the Non-Employee Director may exercise his or her Stock Options only for a period of three months after such termination of director status.



          (b) Death. If a Non-Employee Director dies either while a director of the Company or after the termination of his or her directorship, Stock Options issued to such Non-Employee Director shall be exercisable by the personal representative of such Non-Employee Director or other successor to the interest of the Non-Employee Director for one year after the Non-Employee Director's death.


          (c) Disability. If a Non-Employee Director ceases to be a director of the Company due to the Non-Employee Director's disability, the Non-Employee Director may exercise a Stock Option for a period of one year following such termination of directorship.

          (d) Non-Employee Director Retirement. If a Non-Employee Director reaches mandatory Retirement age for a director, any Stock Option granted under the Plan may be exercised during the remaining term of the Stock Option.

                                   SECTION 6

                               GENERAL PROVISIONS

     6.1 No Rights to Awards. Except as otherwise provided in subsection 5.1, no Non-Employee Director or other person shall have any claim to be granted any Stock Option under the Plan, and there is no obligation of uniformity of treatment of Non-Employee Directors or holders or beneficiaries of Stock Options under the Plan. To the extent consistent with the Plan, the terms and conditions of Stock Options and the determination of the Committee to grant a waiver or modification of any Stock Option and the terms and conditions thereof need not be the same with respect to each Non-Employee Director.

     6.2 Compliance With Laws; Listing and Registration of Shares. All Stock Options granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules, and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Stock Option or the issue or purchase of shares thereunder, such Stock Option may not be exercised in whole or in part, or the restrictions on such Stock Option shall not lapse, unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

     6.3 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

     6.4 No Right to Directorship. The grant of a Stock Option shall not be construed as giving a Non-Employee Director the right to be retained as a director of the Company. A Non-Employee Director may be removed from his or her directorship in accordance with the Company's By-Laws, Certificate of Incorporation, or applicable law, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with a Non-Employee Director.

     6.5 Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

     6.6 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

                                   SECTION 7

                                   AMENDMENT

     The Board may from time to time amend the Plan as it deems proper and in the best interests of the Company; provided, however, that the Plan may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder; and provided further, that without stockholder approval no such amendment shall be effective that would: (a) materially increase either the benefits to Non-Employee Directors under the Plan or the number of shares that may be issued under the Plan; (b) modify the eligibility requirements for participation in the Plan; or (c) require stockholder approval pursuant to Rule 16b-3 under the Act or the rules of the New York Stock Exchange or any other exchange upon which the Company's Common Stock is traded. In addition, no termination, amendment, or modification of the Plan shall become effective with respect to any Stock Option previously granted under the Plan without the prior written consent of the Non-Employee Director holding such Stock Option, unless such termination, amendment, or modification operates solely to the benefit of the Non-Employee Director, except according to the terms of the Plan or the Stock Option agreement.

                                   SECTION 8

                    EFFECTIVE DATE AND DURATION OF THE PLAN

     This Plan shall take effect April 21, 1994, subject to approval by the stockholders at the 1994 Annual Meeting of Stockholders or any adjournment thereof or at a Special Meeting of Stockholders. Stock Options granted under the Plan shall not be exercisable prior to such stockholder approval and shall expire if the stockholders do not approve the Plan at the 1994 Annual Meeting of Stockholders or any adjournment thereof. The Board may terminate the Plan at any time and, unless earlier terminated by the Board, the Plan shall terminate on April 20, 2004. No Stock Option shall be granted under the Plan after such date.

                                     [LOGO]

                                 FORM OF PROXY

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     PROXY                 WOLVERINE WORLD WIDE, INC.                 PROXY
                           9341 Courtland Drive, N.E.
                            Rockford, Michigan 49351

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder hereby appoints Daniel T. Carroll and Phillip D. Matthews, and each of them, each with full power of substitution, proxies to represent the stockholder and to vote all shares of Common Stock of Wolverine World Wide, Inc. that the undersigned would be entitled to vote on all matters which come before the Annual Meeting of Stockholders to be held at the Amway Grand Plaza Hotel, 187 Monroe Avenue, N.W., Grand Rapids, Michigan, on Thursday, April 21, 1994, at 10:00 a.m., and any adjournment thereof.

1. ELECTION OF DIRECTORS   FOR ALL NOMINEES listed below                       WITHHOLD AUTHORITY
                               (except as marked to the contrary below)        to vote for all nominees listed below
                                          Joseph A. Parini        Joan Parker

     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE THROUGH THAT NOMINEE'S NAME IN THE LIST ABOVE.)


       Your Board of Directors Recommends that You Vote FOR ALL NOMINEES


     2. Proposal to approve an amendment to the Certificate of
        Incorporation to increase the number of authorized shares of Common
        Stock.
                   / / FOR     / / AGAINST      / /  ABSTAIN

       Your Board of Directors Recommends that You Vote FOR this Proposal


     3. Proposal to approve the 1994 Directors' Stock Option Plan.

                  / / FOR        / / AGAINST        / / ABSTAIN


       Your Board of Directors Recommends that You Vote FOR this Proposal

                  (Continued and to be Signed on Reverse Side)
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

            ACCOUNT NUMBER     NUMBER OF SHARES    PROXY NO.

     4. Proposal to ratify the appointment of Ernst & Young as independent auditors for the current fiscal year.
                 / / FOR        / / AGAINST        / / ABSTAIN

       Your Board of Directors Recommends that You Vote FOR this Proposal


     IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED.

     IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES NAMED ON THIS PROXY AS DIRECTORS AND FOR APPROVAL OF EACH PROPOSAL IDENTIFIED ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.
                                                 Date:               , 1994

                                                 X
                                                 Signature of
                                                 Stockholder(s)

                                                 X
                                                 Signature of
                                                 Stockholder(s)

                                                 IMPORTANT: Please sign
                                                 exactly as your name(s)
                                                 appears on this Proxy.
                                                 When signing on behalf of
                                                 a corporation,
                                                 partnership, estate or
                                                 trust, indicate title or
                                                 capacity of person
                                                 signing. IF SHARES ARE
                                                 HELD JOINTLY, EACH HOLDER
                                                 SHOULD SIGN.

      PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
- --------------------------------------------------------------------------------